                                                                    EXHIBIT 23.2

                              [KPMG LLP Letterhead]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Glacier Bancorp, Inc.:

We consent to the use of our report dated March 15, 2005, with respect to the consolidated statements of financial condition of Glacier Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Glacier Bancorp, Inc.

/s/ KPMG LLP

Billings, Montana
May 16, 2005